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                                 EXHIBIT 12 (a)
                            WASHINGTON MUTUAL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                                             Year Ended December 31,
                                           ----------------------------------------------------------
(in millions)                                2000        1999        1998         1997         1996
                                           -------      -------     -------      -------      -------

EARNINGS, INCLUDING INTEREST ON
  DEPOSITS(1):
Income before income tax expense           $ 2,984       $2,884     $ 2,369      $ 1,538      $   591
Fixed charges                                9,538        7,674       6,990        6,349        6,086
                                           -------      -------     -------      -------      -------
                                           $12,522      $10,558     $ 9,359      $ 7,887      $ 6,677
                                           =======      =======     =======      =======      =======
Fixed charges(1):
      Interest expense                     $ 9,472      $ 7,610     $ 6,929      $ 6,287      $ 6,027
      Estimated interest component of
        net rental expense                      66           64          61           62           59
                                           -------      -------     -------      -------      -------
                                           $ 9,538      $ 7,674     $ 6,990      $ 6,349      $ 6,086
                                           =======      =======     =======      =======      =======

Ratio of earnings to fixed charges(2)         1.31         1.38        1.34         1.24         1.10
                                           =======      =======     =======      =======      =======


EARNINGS, EXCLUDING INTEREST ON DEPOSITS:
Income before income tax expense           $ 2,984      $ 2,884     $ 2,369      $ 1,538        $ 591
Fixed charges                                6,248        4,504       3,402        2,703        2,322
                                           -------      -------     -------      -------      -------
                                           $ 9,232      $ 7,388     $ 5,771      $ 4,241      $ 2,913
                                           =======      =======     =======      =======      =======
Fixed charges:
      Interest expense                     $ 9,472      $ 7,610     $ 6,929      $ 6,287      $ 6,027
      Less interest on deposits              3,290        3,170       3,588        3,646        3,764
      Estimated interest component of
         net rental expense                     66           64          61           62           59
                                           -------      -------     -------      -------      -------
                                           $ 6,248      $ 4,504     $ 3,402      $ 2,703      $ 2,322
                                           =======      =======     =======      =======      =======

Ratio of earnings to fixed charges(2)         1.48         1.64        1.70         1.57         1.25
                                           =======      =======     =======      =======      =======

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(1)    As defined in Item 503(d) of Regulation S-K.

(2)    These computations are included herein in compliance with Securities and Exchange Commission
       Regulations.  However, management believes that fixed charge ratios are not meaningful measures for the business of the Company because of  two factors.  First, even if there were no change in net income, the ratios would decline with an increase in the proportion of income which is tax-exempt or, conversely, they would increase with a decrease in the proportion of income which is tax-exempt.  Second, even if there were no change in net income, the ratios would decline if interest income and interest expense increase by the same amount due to an increase in the level of interest rates or, conversely, they would increase if interest income and interest expense decrease by the same amount due to a decrease in the level of interest rates.
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